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Exhibit (c)(3)


                            INDEMNIFICATION AGREEMENT

                                December 16, 1998
                                -----------------


     The parties to this agreement are Mafco Holdings, Inc. ("Mafco Holdings"), Mafco Consolidated Group Inc. ("Mafco"), Societe Nationale d'Exploitation Industrielle des Tabacs et Allumettes, a joint stock company registered in the Commercial Register of Paris ("Parent"), Dorsay Acquisition Corp., a Delaware corporation ("Purchaser") and Consolidated Cigar Holdings Inc., a Delaware corporation ("Company").

     Mafco, Parent and Purchaser are parties to a Tender and Voting Agreement dated as of December 16, 1998, which was entered into in connection with the Agreement and Plan of Merger dated as of December 16, 1998 among Parent, Purchaser and the Company (the "Merger Agreement"). This Agreement is the Indemnification Agreement referred to in the Tender and Voting Agreement.

     The parties agree as follows:

        1. Indemnification. Mafco Holdings and Mafco shall jointly and severally
           ---------------
indemnify, save harmless and defend Parent, Purchaser and the Company and each of their stockholders, affiliates, directors, officers, agents and representatives, from and against any and all losses, liabilities, fines, judgments, claims, damages, penalties, obligations, payments, actions or causes of action, liens, costs and expenses (including reasonable attorney's fees) incurred by any of them by reason of, or arising out of, (a) any liability for income and franchise taxes arising out of the inclusion of the Company and any Subsidiaries in any consolidated federal income tax return, or any consolidated, combined or unitary state or local tax return, of Mafco Holdings or Mafco, except for any such liability as is directly attributable to the operations of the Company and any Subsidiaries, and (b) any liability or obligation of an entity, whether or not incorporated, which is or was part of a controlled group or under common control with the Company or otherwise treated as a "single employer" with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") or under Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (other than the Company or any Subsidiary of the Company as defined in Section 3.1 of the Merger Agreement), with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA, but which is not a Benefit Plan as defined in Section 3.8(a) of the Merger Agreement) established, maintained, sponsored or contributed to by such entity, including, but not limited to (i) liabilities for complete and partial withdrawals under any "multiemployer plan" (as defined in Section 3(37) of ERISA) pursuant to Section 4203 or 4205 of ERISA, respectively; (ii) liabilities to the Pension Benefit Guaranty Corporation (including, without limitation, liabilities for premiums and terminations); (iii) liabilities under Section 4980B of the Code or Part 6 of
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Subtitle B of Title I of ERISA; and (iv) liabilities arising under Section 412 of the Code or Section 302(a)(2) of ERISA.

     2. Proceedings. If there is an audit, examination or administrative or
        -----------
judicial proceeding (a "Tax Proceeding") relating to any liability for taxes as to which the Company and any Subsidiaries were included in a consolidated federal income tax return or a consolidated, combined or unitary state or local tax return of Mafco Holdings or Mafco, Mafco Holdings and Mafco will control the audit or other proceedings; provided, however, the Company shall be entitled to
                            --------  -------
participate in that portion of the Tax Proceeding, if any, relating solely to items for which the Company is liable pursuant to Section 1 of this Agreement ("Company Items"). In the event that either Mafco Holdings or Mafco believes that a position in the Tax Proceeding that the Company proposes to take with respect to a Company Item is unreasonable, the parties will in good faith attempt to negotiate a prompt settlement of the disagreement, and if the parties are unable to negotiate a resolution of the disagreement within 15 days, the dispute will be submitted to the New York office of a firm of independent accountants of nationally recognized standing reasonably satisfactory to Mafco and the Company (or, if Mafco and the Company do not agree on such a firm, then a firm chosen by the Arbitration and Mediation Committee of the New York Society of Certified Public Accountants) (the "Tax Dispute Accountants") for a determination as to whether the position is unreasonable, and, if so, what is a reasonable position. The decision of the Tax Dispute Accountants shall be conclusive and binding on the parties, and the fees and expenses of the Tax Dispute Accountants in resolving the dispute will be borne equally by Mafco Holdings and Mafco on the one hand and the Company on the other.

     3. Certain Payments. Notwithstanding anything to the contrary herein, in
        ----------------
the Amended and Restated Tax Sharing Agreement dated as of June 15, 1995 among Mafco Holdings, Mafco, the Company (then named Consolidated Cigar (Parent) Holdings Inc.) and Consolidated Cigar Corporation, or in any other agreement, the Company and Subsidiaries shall have no obligation to make any payment with respect to any liability for Taxes that duplicates any other payment by the Company or any Subsidiary with respect to the same liability (whether either such payment was to a taxing authority, to Mafco Holdings or to Mafco).

     4. Miscellaneous.
        -------------

     a. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     b. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     c. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted

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assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party; provided, that Parent and the Purchaser may assign their rights and obligations
--------
hereunder to any assignee of such parties' rights and obligations under the Merger Agreement or to any other Subsidiary of Parent.

              d. This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The parties may waive compliance by the other parties hereto with any representation, agreement or condition otherwise required to be complied with by such other party hereunder, but any such waiver shall be effective only if in writing executed by the waiving party.

              e. All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to Parent or Purchaser:  Societe Nationale d'Exploitation
                                     Industrielle des Tabacs et Allumettes
                                     53, quai d'Orsay
                                     75347 Paris Cedex 07, France

                                     Att: Charles Lebeau
                                     Telecopier Number: (33-1) 45-56-62-83

                                     Att: Jean-Philippe Carriere
                                     Telecopier Number: (33-1) 45-56-61-33


                   Copy to:          Proskauer Rose LLP
                                     1585 Broadway
                                     New York, New York 10036

                                     Att: Ronald Papa, Esq.
                                     Telecopier Number: (212) 969-2900


                   And copy to:      Proskauer Rose
                                     9, rue Le Tasse
                                     75116 Paris, France

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                                      Att: Delia Spitzer, Esq.
                                      Telecopier Number: (33-1) 44-30-25-35



     If to Mafco Holdings or Mafco:   Mafco Consolidated Group Inc.
                                      35 East 62nd Street
                                      New York, New York 10021

                                      Att: General Counsel
                                      Telecopier Number: (212) 572-5056

                     Copy to: Skadden, Arps, Slate, Meagher & Flom LLP 919 Third Avenue
                                      New York, New York 10022

                                      Att: Franklin M. Gittes, Esq. and
                                      Alan C. Myers, Esq.
                                      Telecopier Number: (212) 735-2000

or to such other address or facsimile number as the Person to whom notice is given shall have previously furnished to the others in writing in the manner set forth above.

     f. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     g. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     h. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

     i. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

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     j. Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement or otherwise, and any action for enforcement of any judgment in respect thereof shall be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York, the Court of Chancery of Delaware or the courts of the United States of America for the District of Delaware and, by execution and delivery of this Agreement, Mafco Holdings, Mafco, Parent and the Purchaser each hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts thereof. Mafco Holdings, Mafco, Parent and the Purchaser irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to Mafco Holdings, Mafco, Parent or the Purchaser at their respective addresses referred to in Section 4(e) hereof.

     k. Each of Parent and the Purchaser hereby designates C T Corporation as its respective agent for service of process, and service upon Parent or the Purchaser shall be deemed to be effective upon service of C T Corporation System as aforesaid or of its successor designated in accordance with the following sentence. Parent or the Purchaser may designate another corporate agent or law firm reasonably acceptable to Mafco and located in the Borough of Manhattan, in the City of New York, as successor agent for service of process upon 30-days prior written notice to Mafco.

     l. Mafco Holdings, Mafco, Parent and the Purchaser each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or otherwise brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

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     IN WITNESS WHEREOF, Parent, Purchaser, Mafco Holdings and Mafco have caused this Agreement to be duly executed as of the day and year first above written.


                        SOCIETE NATIONALE D'EXPLOITATION INDUSTRIELLE DES TABACS ET ALLUMETTES, S.A.


                        By: /s/ Jean-Dominique Comolli
                           -----------------------------------------------------
                                 Name:   Jean-Dominique Comolli
                                 Title:  Chairman and Chief Executive Officer

                        DORSAY ACQUISITION CORP.


                        By: /s/ Charles Lebeau
                           -----------------------------------------------------
                                 Name:  Charles Lebeau
                                 Title: President


                        MAFCO CONSOLIDATED GROUP INC.


                        By: /s/ Glenn Dickes
                           -----------------------------------------------------
                                 Name:  Glenn Dickes
                                 Title: Vice President


                        MAFCO HOLDINGS INC.


                        By: /s/ Glenn Dickes
                           -----------------------------------------------------
                                 Name:  Glenn Dickes
                                 Title: Senior Vice President
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                        CONSOLIDATED CIGAR HOLDINGS INC.


                        By: /s/ Theo W. Folz
                           -----------------------------------------------------
                                 Name:  Theo W. Folz
                                 Title: Chairman, President and Chief
                                        Executive Officer